Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports Second Quarter Results

ST. LOUIS (May 8, 2020) - Spire Inc. (NYSE: SR) today reported results for its fiscal second quarter ended March 31, 2020. Highlights include:

•	Net income of $133.6 million ($2.54 per diluted share), compared to $154.6 million ($3.04 per share) in the prior year
•	Net economic earnings* of $144.0 million ($2.75 per share), down from $147.9 million ($2.90 per share) a year ago, reflecting warmer than normal weather
•	Increased our FY20 capital expenditures plan to $640 million and launched our 5-year capital plan through 2024 totaling $2.8 billion

“Our second quarter results were below our plans, largely driven by lower margins from warmer weather across our footprint. Heading into the second half of our fiscal year, we’re focused on continuing to safely and reliably serve our customers and support our communities, while upgrading our infrastructure and operating efficiently,” said Suzanne Sitherwood, president and chief executive officer of Spire. “Beginning in March, we set in motion a broad range of proactive steps to address the coronavirus health crisis and its economic impact on our customers, while passionately protecting the health and safety of our employees and communities. We’ve worked with our regulators to find supportive solutions for customers whose income has been interrupted, including suspending service disconnections and late payment fees. I’m especially proud of our DollarHelp program and how our employees and customers are rallying to support one another. It’s truly about people helping people.”

Second Quarter Results	Three Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2020	2019	2020	2019
Net Economic Earnings (Loss)* by Segment
Gas Utility	$144.3	$146.7
Gas Marketing	5.1	6.2
Other	(5.4)	(5.0)
Total	$144.0	$147.9	$2.75	$2.90
Net economic earnings adjustments, pre-tax	(13.8)	9.1	(0.27)	0.18
Income tax effect of pre-tax adjustments	3.4	(2.4)	0.06	(0.04)
Net Income	$133.6	$154.6	$2.54	$3.04
Weighted Average Diluted Shares Outstanding	51.1	50.8

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Consolidated net income for the three months ended March 31, 2020, the second quarter of our fiscal year, was $133.6 million ($2.54 per diluted share), down from $154.6 million ($3.04 per share) a year ago.

Net economic earnings (NEE) for the second quarter of fiscal 2020 was $144.0 million ($2.75 per share) down from $147.9 million ($2.90 per share) last year. The earnings decrease reflects lower Gas Utility earnings primarily due to the impact of warmer weather, a decrease in the value of investments in certain benefit plans, slightly higher operating and maintenance expenses, combined with lower results from Gas Marketing. The lower net economic earnings per share reflects lower earnings as well as the impact of preferred and common stock issued over the last twelve months of $0.08 per share.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. Beginning with the fourth quarter of fiscal 2019, NEE excludes the provisions established for the appeals court rulings regarding Missouri Infrastructure System Replacement Surcharge (ISRS) revenues.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Second quarter NEE was $144.3 million, down from $146.7 million in the prior year, primarily due to the impact of warmer weather on margins in Missouri that was not fully mitigated and a decrease in the value of investments associated with non-qualified employee benefit plans.

Contribution margin increased $3.1 million, reflecting higher ISRS revenues of $3.7 million, net of provisions for ISRS rulings, and a $2.7 million increase due to the annual rate renewal under the Rate Stabilization and Equalization (RSE) mechanism at Spire Alabama. These positive impacts were primarily offset by lower volumetric margins at Spire Missouri of $5.9 million, as degree days were 19 percent warmer than last year and 11 percent warmer than normal. Residential volumetric contribution margins were approximately $5.0 million below what was anticipated under normal weather conditions at our Missouri utilities as a result of the ineffectiveness of the Weather Normalization Adjustment Rider (WNAR), a weather mitigation tool that was established in our last rate proceeding. In addition, commercial and industrial margins, which are not weather mitigated, were lower by approximately $2.0 million.

Operation and maintenance (O&M) expenses of $93.1 million for the quarter were down $16.4 million from last year, including a $19.1 million year-over-year net decrease in benefit costs recorded in O&M primarily due to a pension settlement charge at Spire Missouri recorded in Other Expense (Income). Excluding this adjustment, which had no bottom-line impact, O&M expenses were up $2.7 million driven by higher operations and employee-related costs. Depreciation and amortization expenses increased $2.6 million from last year, reflecting higher capital investment. Taxes other than income taxes decreased $5.7 million mainly due to lower volume-driven gross receipts taxes. Other expense, net of the pension adjustment noted above, had an unfavorable variance of $3.6 million due to a decrease in the value of investments for non-qualified benefit plans.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across the central and southern United States. Second quarter NEE was $5.1 million, down from $6.2 million in the prior year, reflecting higher volumes that were more than offset by less favorable market conditions and higher costs.

Other

Other operations and corporate costs on a NEE basis were $5.4 million in fiscal 2020, up marginally from the prior year, as higher earnings from Spire STL Pipeline, a smaller loss from Spire Storage, and lower interest expense were more than offset by higher corporate costs. On an EBITDA basis, Spire Storage incurred a loss of $2.3 million in the current quarter compared to a loss of $4.5 million in the prior year.

Year-to-Date Results	Six Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2020	2019	2020	2019
Net Economic Earnings (Loss)* by Segment
Gas Utility	$213.4	$213.1
Gas Marketing	11.2	14.5
Other	(8.8)	(13.8)
Total	$215.8	$213.8	$4.06	$4.20
Net economic earnings adjustments, pre-tax	(20.1)	10.9	(0.39)	0.21
Income tax effect of pre-tax adjustments	4.9	(2.8)	0.10	(0.05)
Net Income	$200.6	$221.9	$3.77	$4.36
Weighted Average Diluted Shares Outstanding	51.1	50.8

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first six months of fiscal 2020, we reported consolidated net income of $200.6 million ($3.77 per diluted share) compared to $221.9 million ($4.36 per share) for the prior year.

NEE for the six months ended March 31, 2020 was $215.8 million ($4.06 per share), compared to $213.8 million ($4.20 per share) a year ago. The increase in NEE reflects comparable Gas Utility earnings and improved performance at Spire Storage and higher earnings from Spire STL Pipeline, partially offset by lower Gas Marketing earnings. The lower net economic earnings per share reflects the impact of preferred and common stock issued over the last twelve months of $0.17 per share.

Gas Utility

For the first six months of fiscal 2020, the Gas Utility segment reported NEE of $213.4 million, up slightly from $213.1 million a year ago. This increase reflects a higher contribution margin, including the weather impacts in the second quarter. After adjusting for the pension settlement charge, higher operating and maintenance expenses and the decrease in the value of investments mentioned above also contributed to the variance.

Year-to-date segment contribution margin increased by $10.2 million reflecting an increase of $11.8 million at Spire Alabama primarily due to the annual rate renewal and change in net RSE giveback, and a $5.9 million increase in ISRS revenues (net of the ISRS ruling provision) for our Missouri utilities. These positive factors were partially offset by lower volumetric margins at Spire Missouri of $8.6 million as degree days were 13 percent warmer than last year and 5 percent warmer than normal. Spire Missouri volumetric margins on a year-to-date basis were approximately $7.0 million below what was anticipated under normal weather conditions due to the impacts discussed above for the second quarter.

O&M expenses decreased by $12.9 million compared to the prior-year period, reflecting the pension adjustment described earlier. Excluding this adjustment, O&M expenses were higher by $5.6 million largely due to higher operations and employee-related costs. Depreciation and amortization rose by $5.3 million reflecting increased capital investment across our utilities.

Gas Marketing

NEE, which excludes mark-to-market and fair value adjustments, was $11.2 million in the first half of fiscal 2020, down from $14.5 million in the prior-year period. The benefit of higher volumes was more than offset by less favorable market conditions and higher operating expenses including transportation costs.

Other

On a NEE basis, year-to-date other operations and corporate costs were $8.8 million, down from $13.8 million in the prior-year period. The improvement was driven by a $3.1 million increase in earnings from Spire STL Pipeline and a smaller loss from Spire Storage. On an EBITDA basis, Spire Storage incurred a loss of $2.9 million in the current period, down from $7.2 million a year ago.

Regulatory Matters

Missouri

In January 2020, legislation was introduced in both the Missouri House and Senate to clarify language in the statute governing the ISRS mechanism. Specifically, the bills seek to ensure we can continue to upgrade our infrastructure, enhance its safety and reliability, and secure timely recovery of costs incurred. Senate Bill 618 was passed by the Missouri Senate in early March. On May 6, 2020, the House passed a substitution of Senate Bill 618. Given that different versions passed each chamber, the matter will now go to conference to reconcile the differences between the House and Senate versions.

On February 3, 2020, Spire Missouri filed a request with the MoPSC for additional ISRS revenues to recover new investments, plus revenues for previously disallowed investments. Spire, the staff of the MoPSC and the OPC recently entered into a Unanimous Stipulation and Agreement, which would result in an annualized ISRS revenue increase of $11.1 million, subject to MoPSC approval.

As previously reported, the Missouri Western District Court of Appeals issued rulings determining that certain Spire Missouri expenditures for infrastructure upgrades approved by the Missouri Public Service Commission (MoPSC) were not eligible for recovery under ISRS. The rulings upheld several prior-year appeals by the Missouri Office of Public Counsel (OPC) and ordered refunds for:

•	Expenditures in 2016 and 2017 for intermittent plastic materials used for repairs, with impacted revenues of $4.2 million
•	Previously MoPSC-authorized ISRS revenues related to our June 2018 filing of $8.0 million

Based on the rulings, we have accrued a total provision (regulatory liability) of $16.9 million through our second quarter of fiscal 2020 ended March 31, for the above amounts subject to the Appeals Court ruling. The provision consists of 2018 case amounts of $8.0 million in fiscal 2019 and $4.2 million year-to-date in fiscal 2020, plus $0.3 million in interest. The provision for the plastics (2016 and 2017 cases) consists of $4.2 million in fiscal 2019 plus $0.3 million in cumulative interest. These provisions, net of tax, are included in net income and earnings per share but are excluded from net economic earnings measures.

Spire Missouri applied for transfer of these cases to the Missouri Supreme Court, which was denied on March 17, 2020. The cases have been remanded to the MoPSC, which must render a decision by July 16, 2020.

Our current approved annual run rate for ISRS revenues is $29.2 million, including the latest approved increase effective November 16, 2019 for $8.8 million annualized. Spire Missouri will continue to collect and record these authorized revenues.

Alabama

During the second quarter of fiscal 2020, Spire Alabama continued to implement an off-system sales and capacity release program, which went into effect on December 1, 2019. The program is designed to create value from the sale of excess natural gas supply and pipeline capacity not needed to serve customers. Under the program, 75 percent of any value created is used to lower Alabama customer rates.

Under the Accelerated Infrastructure Modernization (AIM) program, Spire Alabama completed the replacement of the requisite number of pipeline miles in 2019 in order to qualify for a 10 basis-point increase in its allowed return on equity to 10.5 percent in 2020. Spire Alabama is on track to earn the AIM incentive again next year, based on pipeline miles being replaced this year.

Balance Sheets and Cash Flow

We maintain a balanced capital structure with ample liquidity. At March 31, 2020, our adjusted long-term capitalization was 49.4 percent equity, compared to 51.9 percent equity at September 30, 2019, our fiscal year-end. The slight decrease in our equity ratio is due to the completion of $410 million in net debt financings during the first quarter of fiscal 2020.

Short-term borrowings outstanding at March 31, 2020, were $560.6 million, down from $743.2 million at September 30, 2019, reflecting stronger cash flow and the use of the long-term debt financing noted above to pay down short-term borrowings. Our working capital needs are seasonal in nature and typically peak during the winter. We retain significant capacity in our $975 million revolving credit facility and related commercial paper program to meet our liquidity needs. We further enhanced our liquidity with the funding of a 364-day, $150 million term loan on March 26, 2020. Spire had $661 million of available liquidity at quarter end.

Net cash provided by operating activities was $321.7 million for the six months ended March 31, 2020, compared to $297.5 million for the first half of fiscal 2019. The increase was largely driven by fluctuations in working capital balances.

Capital expenditures for the first half of fiscal 2020 were $346.1 million, down from $376.8 million in the prior year. Investment in our gas utilities was $279 million, up $24 million over last year, reflecting increased spend focused on infrastructure upgrades and new business development.

For additional details on Spire’s results for the second quarter and first six months of fiscal 2020, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.6225 per share, payable July 2, 2020, to shareholders of record on June 11, 2020. We have continuously paid a cash common stock dividend since 1946, with 2020 marking the 17th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90 percent Series A Cumulative Redeemable Preferred Stock payable August 17, 2020, to holders of record on July 24, 2020.

Guidance and Outlook

We have updated our expected fiscal 2020 capital investment, increasing it by $30 million to $640 million, with $560 million earmarked for our gas utilities and $80 million for our gas-related businesses. We have also updated our 5-year capital expenditure plan to now include 2024, with total investment expected to be $2.8 billion and supporting utility rate base growth of 7-8 percent over that time period.

We affirm our annual long-term NEE per share growth target of 4-7 percent. At this time, we are not providing fiscal 2020 earnings guidance due to the uncertainty over the resolution of ISRS cases in Missouri.

While we have seen limited financial impact from the coronavirus during the first half of our fiscal year, we do anticipate that the combination of higher costs, lower demand and the economic slowdown resulting from the health crisis could adversely impact us for the remainder of calendar 2020. We have taken many actions to ensure our team, customers and communities are both safe and positioned to begin to recover successfully. We are monitoring the potential impacts of the coronavirus, including lower demand and fees and higher bad debts and other operating costs, and we are pursuing operational efficiencies and potential regulatory mechanisms to offset those impacts. We will share our latest view on our earnings call noted below.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2020 second quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Friday, May 8
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on May 8 until June 9, 2020 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10140913.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, the COVID-19 health crisis, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release also includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” “adjusted long-term capitalization,” “contribution margin,” and “EBITDA.” Management uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. Beginning with the fourth quarter of fiscal 2019 and continuing into fiscal 2020, these items include provisions related to the ISRS rulings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin is defined as operating revenues less natural and propane gas costs and gross receipts taxes expense, which are directly passed on to customers and collected through revenues. Adjusted long-term capitalization treats preferred stock as 50% debt and 50% equity, as rating agencies would treat preferred stock. EBITDA is earnings before interest, income taxes, depreciation and amortization. Management believes EBITDA provides a helpful additional measure of core results of Spire Storage. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Operating Revenues:
Gas Utility	$679.1	$776.7	$1,209.7	$1,350.5
Gas Marketing and other	36.4	26.8	72.7	55.0
Total Operating Revenues	715.5	803.5	1,282.4	1,405.5
Operating Expenses:
Gas Utility
Natural and propane gas	249.0	337.4	463.6	589.1
Operation and maintenance	93.1	109.5	199.1	212.0
Depreciation and amortization	47.0	44.4	93.4	88.1
Taxes, other than income taxes	51.7	57.4	89.6	96.6
Total Gas Utility Operating Expenses	440.8	548.7	845.7	985.8
Gas Marketing and other	64.2	45.3	123.9	105.1
Total Operating Expenses	505.0	594.0	969.6	1,090.9
Operating Income	210.5	209.5	312.8	314.6
Interest Expense, Net	27.2	27.6	53.9	53.5
Other (Expense) Income, Net	(19.5)	6.1	(13.8)	8.9
Income Before Income Taxes	163.8	188.0	245.1	270.0
Income Tax Expense	30.2	33.4	44.5	48.1
Net Income	133.6	154.6	200.6	221.9
Provision for preferred dividends	3.7	—	7.4	—
Income allocated to participating securities	0.2	0.3	0.3	0.5
Net Income Available to Common Shareholders	$129.7	$154.3	$192.9	$221.4

Weighted Average Number of Shares Outstanding:
Basic	51.0	50.6	51.0	50.6
Diluted	51.1	50.8	51.1	50.8

Basic Earnings Per Common Share	$2.55	$3.05	$3.78	$4.37
Diluted Earnings Per Common Share	$2.54	$3.04	$3.77	$4.36
Dividends Declared Per Common Share	$0.6225	$0.5925	$1.245	$1.185

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	March 31,	September 30,	March 31,
	2020	2019	2019
ASSETS
Utility Plant	$6,369.4	$6,146.5	$5,856.8
Less: Accumulated depreciation and amortization	1,848.4	1,794.5	1,738.5
Net Utility Plant	4,521.0	4,352.0	4,118.3
Non-utility Property	547.4	477.8	329.1
Other Investments	68.1	72.3	68.4
Total Other Property and Investments	615.5	550.1	397.5
Current Assets:
Cash and cash equivalents	108.4	5.8	11.1
Accounts receivable, net	353.0	289.6	487.0
Inventories	127.1	196.6	126.3
Other	130.3	122.5	169.2
Total Current Assets	718.8	614.5	793.6
Deferred Charges and Other Assets	2,162.7	2,102.6	1,964.2
Total Assets	$8,018.0	$7,619.2	$7,273.6

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$—
Common stock and paid-in capital	1,571.9	1,556.8	1,536.3
Retained earnings	902.3	775.5	877.5
Accumulated other comprehensive loss	(50.6)	(31.3)	(7.8)
Total Shareholders' Equity	2,665.6	2,543.0	2,406.0
Temporary equity	3.9	3.4	—
Long-term debt (less current portion)	2,484.8	2,082.6	2,041.9
Total Capitalization	5,154.3	4,629.0	4,447.9
Current Liabilities:
Current portion of long-term debt	5.4	40.0	215.0
Notes payable	560.6	743.2	512.0
Accounts payable	221.4	301.5	324.8
Accrued liabilities and other	365.1	384.1	284.9
Total Current Liabilities	1,152.5	1,468.8	1,336.7
Deferred Credits and Other Liabilities:
Deferred income taxes	498.1	451.4	490.2
Pension and postretirement benefit costs	272.1	264.8	178.3
Asset retirement obligations	344.7	337.6	325.5
Regulatory liabilities	472.3	399.0	431.3
Other	124.0	68.6	63.7
Total Deferred Credits and Other Liabilities	1,711.2	1,521.4	1,489.0
Total Capitalization and Liabilities	$8,018.0	$7,619.2	$7,273.6

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Six Months Ended March 31,
	2020	2019
Operating Activities:
Net Income	$200.6	$221.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96.7	89.1
Deferred income taxes and investment tax credits	42.8	45.5
Changes in assets and liabilities	(18.3)	(57.6)
Other	(0.1)	(1.4)
Net cash provided by operating activities	321.7	297.5

Investing Activities:
Capital expenditures	(346.1)	(376.8)
Business acquisitions	—	(7.9)
Other	1.5	(1.9)
Net cash used in investing activities	(344.6)	(386.6)

Financing Activities:
Issuance of long-term debt	510.0	190.0
Repayment of long-term debt	(140.0)	(9.1)
Repayment of short-term debt, net	(182.6)	(41.6)
Issuance of common stock	15.2	1.0
Dividends paid on common stock	(63.8)	(58.8)
Dividends paid on preferred stock	(7.4)	—
Other	(5.9)	(2.7)
Net cash provided by financing activities	125.5	78.8

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	102.6	(10.3)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	5.8	21.4
Cash, Cash Equivalents, and Restricted Cash at End of Period	$108.4	$11.1

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended March 31, 2020
Net Income (Loss) [GAAP]	$142.3	$(3.3)	$(5.4)	$133.6	$2.54
Adjustments, pre-tax:
Provision for ISRS rulings	2.2	—	—	2.2	0.04
Unrealized loss on energy-related derivatives	0.4	11.2	—	11.6	0.23
Income tax effect of adjustments (1)	(0.6)	(2.8)	—	(3.4)	(0.06)
Net Economic Earnings (Loss) [Non-GAAP]	$144.3	$5.1	$(5.4)	$144.0	$2.75

Three Months Ended March 31, 2019
Net Income (Loss) [GAAP]	$146.7	$12.9	$(5.0)	$154.6	$3.04
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(9.1)	—	(9.1)	(0.18)
Income tax effect of adjustments (1)	—	2.4	—	2.4	0.04
Net Economic Earnings (Loss) [Non-GAAP]	$146.7	$6.2	$(5.0)	$147.9	$2.90

Six Months Ended March 31, 2020
Net Income (Loss) [GAAP]	$209.4	$—	$(8.8)	$200.6	$3.77
Adjustments, pre-tax:
Provision for ISRS rulings	4.8	—	—	4.8	0.09
Unrealized gain on energy-related derivatives	0.4	14.9	—	15.3	0.30
Income tax effect of adjustments (1)	(1.2)	(3.7)	—	(4.9)	(0.10)
Net Economic Earnings (Loss) [Non-GAAP]	$213.4	$11.2	$(8.8)	$215.8	$4.06

Six Months Ended March 31, 2019
Net Income (Loss) [GAAP]	$213.1	$22.9	$(14.1)	$221.9	$4.36
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(11.3)	—	(11.3)	(0.22)
Acquisition, divestiture and restructuring activities	—	—	0.4	0.4	0.01
Income tax effect of adjustments (1)	—	2.9	(0.1)	2.8	0.05
Net Economic Earnings (Loss) [Non-GAAP]	$213.1	$14.5	$(13.8)	$213.8	$4.20

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended March 31, 2020
Operating Income (Loss) [GAAP]	$212.9	$(4.4)	$2.0	$—	$210.5
Operation and maintenance expenses	95.8	3.6	9.6	(3.3)	105.7
Depreciation and amortization	47.0	0.1	2.1	—	49.2
Taxes, other than income taxes	51.7	0.4	0.9	—	53.0
Less: Gross receipts tax expense	(37.6)	(0.2)	(0.1)	—	(37.9)
Contribution Margin [Non-GAAP]	369.8	(0.5)	14.5	(3.3)	380.5
Natural and propane gas costs	271.6	33.6	0.1	(8.2)	297.1
Gross receipts tax expense	37.6	0.2	0.1	—	37.9
Operating Revenues	$679.0	$33.3	$14.7	$(11.5)	$715.5

Three Months Ended March 31, 2019
Operating Income (Loss) [GAAP]	$196.3	$16.8	$(3.6)	$—	$209.5
Operation and maintenance expenses	112.0	2.7	6.5	(2.9)	118.3
Depreciation and amortization	44.4	—	0.5	—	44.9
Taxes, other than income taxes	57.4	0.3	0.4	—	58.1
Less: Gross receipts tax expense	(43.4)	(0.1)	—	—	(43.5)
Contribution Margin [Non-GAAP]	366.7	19.7	3.8	(2.9)	387.3
Natural and propane gas costs	366.7	5.7	0.5	(0.2)	372.7
Gross receipts tax expense	43.4	0.1	—	—	43.5
Operating Revenues	$776.8	$25.5	$4.3	$(3.1)	$803.5

Six Months Ended March 31, 2020
Operating Income [GAAP]	$309.2	$—	$3.6	$—	$312.8
Operation and maintenance expenses	204.4	6.7	17.5	(6.3)	222.3
Depreciation and amortization	93.4	0.1	3.2	—	96.7
Taxes, other than income taxes	89.6	0.7	1.3	—	91.6
Less: Gross receipts tax expense	(62.2)	(0.2)	(0.1)	—	(62.5)
Contribution Margin [Non-GAAP]	634.4	7.3	25.5	(6.3)	660.9
Natural and propane gas costs	513.1	58.1	0.2	(12.4)	559.0
Gross receipts tax expense	62.2	0.2	0.1	—	62.5
Operating Revenues	$1,209.7	$65.6	$25.8	$(18.7)	$1,282.4

Six Months Ended March 31, 2019
Operating Income (Loss) [GAAP]	$291.9	$29.3	$(6.6)	$—	$314.6
Operation and maintenance expenses	216.9	5.3	13.9	(5.6)	230.5
Depreciation and amortization	88.1	—	1.0	—	89.1
Taxes, other than income taxes	96.6	0.5	0.8	—	97.9
Less: Gross receipts tax expense	(69.3)	(0.1)	—	—	(69.4)
Contribution Margin [Non-GAAP]	624.2	35.0	9.1	(5.6)	662.7
Natural and propane gas costs	658.5	16.2	0.6	(1.9)	673.4
Gross receipts tax expense	69.3	0.1	—	—	69.4
Operating Revenues	$1,352.0	$51.3	$9.7	$(7.5)	$1,405.5

Spire Storage EBITDA1 Reconciliation to GAAP

(In Millions)	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net Loss [GAAP]	$(3.3)	$(4.9)	$(5.2)	$(7.8)
Add back:
Interest charges	1.3	1.3	2.6	1.9
Income tax benefit	(0.9)	(1.3)	(1.4)	(2.1)
Depreciation and amortization	0.6	0.4	1.1	0.8
EBITDA [Non-GAAP]	$(2.3)	$(4.5)	$(2.9)	$(7.2)

1 EBITDA is earnings before interest, income taxes, depreciation and amortization.

Adjusted Long-Term Capitalization Reconciliation to GAAP

(In Millions)	March 31, 2020			September 30, 2019
	Equity[2]	Debt	Total	Equity[2]	Debt	Total
Capitalization	$2,669.5	$2,484.8	$5,154.3	$2,546.4	$2,082.6	$4,629.0
Current portion of long-term debt	—	5.4	5.4	—	40.0	40.0
Long-term Capitalization [GAAP]	2,669.5	2,490.2	5,159.7	2,546.4	2,122.6	4,669.0
Reclassify 50% of preferred stock	(121.0)	121.0	—	(121.0)	121.0	—
Adjusted Long-term Capitalization [Non-GAAP]	$2,548.5	$2,611.2	$5,159.7	$2,425.4	$2,243.6	$4,669.0

% of adjusted long-term capitalization	49.4%	50.6%	100.0%	51.9%	48.1%	100.0%

[2] Temporary equity of $3.9 and $3.4 is included in equity as of March 31, 2020 and September 30, 2019, respectively.